Exhibit 99.2

Contact:

H. Wayne Posey

Chairman and Chief Executive Officer
(310) 765-2400

INTERDENT REACHES AGREEMENT WITH SENIOR LENDERS TO RESTRUCTURE DEBT, TO BE IMPLEMENTED BY PREARRANGED REORGANIZATION PLAN

Implementation will Reduce Total Debt by $130 Million

El Segundo, CA (May 12, 2003) – InterDent, Inc. (OTC BB: DENT) announced that the Company reached agreement with its senior lenders and the holders of its senior subordinated debt to convert $90 million of the Company’s debt to equity and restructure the remaining $38 million of senior debt into a new term loan.  The agreement is to be implemented by a Prearranged Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code, which the Company filed on Friday, May 9, 2003.

The restructuring is subject to court approval and other customary conditions.  If the restructuring is completed as proposed, the existing equity in the Company will be extinguished.  The restructuring will also eliminate the Company’s $39 million convertible subordinated debt.

InterDent also announced that it has secured a $7.5 million senior secured debtor-in-possession (DIP) financing facility from two of its current senior lenders, subject to bankruptcy court approval. The DIP facility will supplement the Company’s existing cash flow from operations during the reorganization process and will be available, if needed, to fund continuing operations, including employee salary and benefits and vendor payments.

During the restructuring process, the Company will continue to manage its operations as a debtor-in-possession and expects to continue to deliver uninterrupted service to its customers. In light of the agreement reached with 100 percent of its senior lenders, the Company is confident that it will reorganize on a fast-track basis and has targeted emergence from Chapter 11 in the 3rd quarter 2003.

H. Wayne Posey, InterDent’s chairman and chief executive officer, stated, “This restructuring will substantially reduce our debt, strengthen InterDent and will be a win-win for our affiliated dentists, their patients, our employees and vendors.  Unlike many typical bankruptcy proceedings, this prearranged Chapter 11 will enhance our financial condition and position the Company to implement a focused, more conservative business strategy that will preserve our strengths and eliminate the distractions that have diverted our resources.  We are optimistic that within the relatively short time frame of approximately 90–120 days, we will successfully emerge as a well-financed national leader in the dental industry.”

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Mr. Posey added, “When we emerge from this reorganization, the Company will be on solid footing with a stable capital structure.  With the significantly reduced and fully manageable debt load, we will be able to totally focus on our business, improving the quality and appearance of those of our offices that are in need of maintenance and updating, and to pursue growth in promising new markets.”

In closing, Mr. Posey said, “We are grateful to the more than 500 affiliated dentists who have steadfastly believed in our future.  Also, we appreciate the continuing dedication of our employees, whose efforts have given us the opportunity to put this company back on track.  The management team at this company has one important mission – fulfill the promise of InterDent.”

About InterDent

                InterDent provides dental management services in 137 locations in California, Oregon, Washington, Nevada, Arizona, Hawaii, Idaho, Oklahoma and Kansas with total annualized patient revenues under management of approximately $250 million.  The Company’s integrated support environment and proprietary information technologies enable dental professionals to provide patients with high quality, comprehensive, convenient and cost-effective care.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, depending upon the ultimate outcome of the reorganization proceedings.  The forward-looking statements should be considered in light of these risks and uncertainties.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company’s outlook as of today, and the Company undertakes no obligation to update these forward-looking statements.

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